AMENDMENT NO. 1, dated as of March 18, 2003 (but effective as of January 1, 2003), to EMPLOYMENT AGREEMENT, dated as of May 10, 2001 (the “Amendment”), by and between DCAP GROUP, INC., a Delaware corporation (the “Company”), and BARRY GOLDSTEIN (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee have entered into an Employment Agreement dated as of May 10, 2001 (the “Employment Agreement”) which sets forth the terms and conditions upon which the Employee is employed by the Company and upon which the Company compensates the Employee.

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to provide for (i) an increase of the Employee’s salary effective January 1, 2003, (ii) a bonus for the 2002 calendar year, and (iii) an automobile allowance effective January 1, 2003.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.     Pursuant to Section 4.2 of the Employment Agreement, the parties agree as follows: (i) the Employee shall be entitled to a bonus of Fifty Thousand Dollars ($50,000) for the 2002 calendar year, and (ii) effective January 1, 2003, the Employee’s salary for the remainder of the term of the Employment Agreement shall be Three Hundred Thousand Dollars ($300,000).

2.     A new Section 5.3 of the Employment Agreement shall be inserted and shall read in its entirety as follows:

“5.3 Commencing January 1, 2003, the Employee shall be entitled to receive a monthly automobile allowance of One Thousand Dollars ($1,000).”

3.     Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

4.     This Amendment shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof. In the event any clause, section or part of this Amendment shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Amendment which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

5.     This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.     Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

7.     The Employee acknowledges that he has been represented by counsel or has been afforded an opportunity to be represented by counsel in connection with this Amendment. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Amendment against the party that drafted it has no application and is expressly waived by the Employee. The provisions of this Amendment shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

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IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment as of the date first above written.

DCAP GROUP, INC.

By:	/s/ Morton L. Certilman
Morton L. Certilman
Secretary

By:	/s/ Barry Goldstein
Barry Goldstein